Exhibit 3.2

STATE OF SOUTH CAROLINA

SECRETARY OF STATE

ARTICLES OF MERGER

OR SHARE EXCHANGE

Pursuant to Section 33-11-105 of the 1976 South Carolina Code of Laws, as amended, the undersigned as the surviving corporation in a merger or the acquiring corporation in a share exchange, as the case may be, hereby submits the following information:

1.	The name of the surviving or acquiring corporation is Computer Software Innovations, Inc.

2.	Attached hereto and made a part hereof is a copy of the Plan of Merger or Share Exchange (see Sections 33-11-101 (merger) 33-11-102 (share exchange), 33-11-104 (merger of subsidiary into parent) 33-11-107 (merger or share exchange with a foreign corporation), and 33-11-108 (merger of a parent corporation into one of its subsidiaries) of the 1976 South Carolina Code of Laws, as amended).

3.	Complete the following information to the extent it is relevant with respect to each corporation which is a party to the transaction:

(a)	Name of the corporation: Computer Software Innovations, Inc.

Complete either (1) or (2), whichever is applicable:

(1)	[xxx]	Shareholder approval of the merger or stock exchange was not required (See Sections 33-11-103(h), 33-11-104 (a), and 33-11-108(a) of the 1976 South Carolina Code of Laws, as amended).

(2)	[ ]	The Plan of Merger or Share Exchange was duly approved by shareholders of the corporation as follows:

Voting Group	Number of Outstanding Shares	Number of Votes Entitled to be Cast	Number of Votes Represented at the meeting	Number of Undisputed* Shares For or Against

*	NOTE: Pursuant to Section 33-11-105(a)(3)(ii) of the 1976 South Carolina Code of Laws, as amended, the corporation can alternatively state the total umber of undisputed shares cast for the amendment by each voting group together with a statement that the number cast for the amendment by each voting group was sufficient for approval by that voting group.

(b)	Name of the corporation: CSI Technology Resources, Inc.

Complete either (1) or (2), whichever is applicable:

(1)	[xxx]	Shareholder approval of the merger or stock exchange was not required (See Sections 33-11-103(h), 33-11-104(a), and 33-11-108 (a)).

SC Articles of Merger CSI Technology Resources, Inc. into Computer Software Innovations, Inc.

(2)	[ ]	The plan of Merger or Share Exchange was duly approved by shareholders of the corporation as follows:

Computer Software Innovations, Inc.
Name of Corporation

Voting Group	Number of Outstanding Shares	Number of Votes Entitled to be Cast	Number of Votes Represented at the meeting	Number of Undisputed* Shares For or Against

*	NOTE: Pursuant to Section 33-11-105 (a)(3)(ii) of the 1976 South Carolina Code of Laws, as amended, the corporation can alternatively state the total number of undisputed shares cast for the amendment by each voting group together with a statement that the number cast for the amendment by each voting group was sufficient for approval by that voting group.

4.	Unless a delayed date is specified, the effective date of this document shall be the date it is accepted for filing by the Secretary of State (See Section 33-1-230(b) of the 1976 South Carolina Code of Laws): EFFECTIVE DATE: JUNE 1, 2012.

Date: May 16, 2012	Computer Software Innovations, Inc.
Name of the Surviving or Acquiring Corporation

/s/ Nancy K. Hedrick
	By:	Nancy K. Hedrick, President

SC Articles of Merger CSI Technology Resources, Inc. into Computer Software Innovations, Inc.